Exhibit 99.1

News Release

Novelis Reports Record Fiscal Year 2011 Results
Company Poised for Rapid Transformational Growth
•	Net Income of $116 million

•	Record Adjusted EBITDA of $1.1 billion, up 42 percent

•	Sales of $10.6 billion, up 22 percent

•	Strong Liquidity of $1.1 billion, up 3 percent

•	Solid Free Cash Flow of $310 million

•	Strong demand supports $400 million expansion of Asian operations

•	Aggressive sustainability platform aims to increase recycled content to 80 percent by 2020

(in $M)	Year-Ended		Quarter-Ended
	3/31/2011	3/31/2010	3/31/2011	3/31/2010

Net Income (Loss)	$116	$405	$50	($1)
Adjusted EBITDA	$1,072	$755	$280	$232

ATLANTA, May 26, 2011 — Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $116 million and $50 million for the full year and fourth quarter of fiscal 2011, respectively.
Adjusted EBITDA for the year was a record $1,072 million, representing a 42 percent increase from adjusted EBITDA of $755 million posted for the same period a year ago. This significant increase was driven by higher shipments, price increases, and product portfolio and footprint optimization. For the fourth quarter, adjusted EBITDA was $280 million, a 21 percent increase compared to the same period in the previous year, and a record fourth quarter adjusted EBITDA.
“Our record fiscal 2011 results reflect a number of ongoing initiatives to strengthen the business and prepare it for transformational growth,” said Phil Martens, Novelis President and Chief Executive Officer. Martens pointed to a number of specific achievements, including:
•	Global realignment of the organization that has allowed Novelis to move toward its “One Novelis” goal of operating as a fully integrated global company.

•	Optimizing the Company’s footprint and reducing its cost base by closing underperforming and non-core plants and by investing in recycling initiatives.

•	Focusing on premium products, which now comprise over 70 percent of Novelis’ product portfolio.

•	Investing in strategic initiatives like the expansion of the Company’s Pinda mill in Brazil and global debottlenecking projects designed to increase capacity.

•	Refinancing and recapitalizing the business, which positions the Company to significantly invest over the next few years to capture strong market growth in its key product segments globally.

•	Operating the Company’s assets at or near capacity for the entire year.
“Going forward, we see continued strong demand in the aluminum flat rolled products industry. As a result of our solid financial position, we are now able to invest strategically to capitalize on this future growth and support our customers’ increasing FRP demand,” said Phil Martens. “We intend to use our strong operating cash flow to fund $1.5 billion in capital expenditures over the next three years. Our previously announced rolling mill expansion in Brazil and our recently announced expansion in Korea as well as our strategic automotive expansion in North America are key focus areas in the near term to capitalize on that future growth and solidify our position as the dominant player in the global FRP industry.”
Shipments of aluminum rolled products totaled 2,969 kilotonnes for fiscal 2011, an increase of 10 percent compared to shipments of 2,708 kilotonnes in the previous year. For the fourth quarter, shipments were 771 kilotonnes, an increase of 8 percent from shipments of 716 kilotonnes in the fourth quarter of the previous year. This increase in shipments for both the quarter and the year were driven by strong end-market conditions across all product segments globally, particularly can, automotive and electronics.
Net sales for fiscal 2011 were $10.6 billion, an increase of 22 percent compared to the $8.7 billion reported for fiscal year 2010. Net sales for this year’s fourth quarter were $3.0 billion, an increase of 22 percent compared to the $2.4 billion reported in the same period a year ago, the result of higher shipments, conversion premiums and aluminum prices.

(in $M)	Year Ended		Quarter Ended
	3/31/2011	3/31/2010	3/31/2011	3/31/2010

Income Before Income Taxes	$243	$727	$42	$24
Significant Items Affecting Comparisons:
Restructuring Charges, net	34	14	(1)	7
Unrealized (Gains)/Losses on Derivatives	64	(578)	27	37
Loss on Extinguishment of Debt	84	—	10	—
(Gain)/Loss on Sale of Assets	(4)	1	7	1
Brazil Tax Litigation	3	(6)	3	—

Adjusted Pre-tax Income	$424	$158	$88	$69

Adjusted pre-tax income increased 168 percent and 28 percent for the full year and fourth quarter of fiscal 2011, respectively. Adjusted pre-tax income excludes restructuring charges, unrealized gains/losses on derivatives, loss on extinguishment of debt, gain/loss on sale of assets, and Brazil tax litigation.

(in $M)	Year Ended
	3/31/2011	3/31/2010

Cash and cash equivalents	$311	$437
Overdrafts	(17)	(14)
Gross availability under the ABL facility	767	603
Total Liquidity	$1,061	$1,026

Free Cash Flow	$310	$355

For fiscal 2011, free cash flow was $310 million, compared to $355 million reported in the previous year. For the fourth quarter, free cash flow was $134 million.
“Our liquidity and free cash flow were strong for the quarter and the year,” said Steve Fisher, Chief Financial Officer for Novelis. “This is a significant accomplishment considering we increased our capital expenditures by 132 percent year-over-year and working capital was negatively impacted by higher LME prices. Our liquidity position remains strong and well above our target of $750 million.”
Fiscal 2012 Business Targets and Outlook
Over the next year, the Company expects continued strong demand in its key product segments. As a result, capital expenditures for fiscal 2012 are projected to be between $550 to $600 million.

The majority of this capital is earmarked for strategic investments which include:
•	Brazilian and Asian rolling mill expansions;

•	Strategic automotive capacity increase in North America; and

•	Recycling initiatives across our operating regions.
The Company plans to primarily use its strong operating cash flow to fund these capital expenditures.
Annual Report on Form 10-K
The results described in this press release have been reported in detail on the Company’s Form 10-K on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through March 31, 2011. The Novelis Form 10-K and other SEC filings are available for review on the Company’s website at www.novelis.com.
Fourth Quarter and Fiscal 2011 Earnings Conference Call
Novelis will discuss its fourth quarter and fiscal 2011 results via a live webcast and conference call for investors at 9:00 a.m. ET on Thursday, May 26, 2011. Participants may access the webcast at https://cc.callinfo.com/r/1sjzgjhb8c8yn. To join by telephone, dial toll-free in North America at 800 931 6428, India toll-free at 0008001007108 or the international toll line at +1 212 231 2910. Access information may also be found in the Investors section of www.novelis.com.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has approximately 10,850 employees and reported revenue of $10.6 billion in fiscal year 2011. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include our plans to increase production capacity, our growth plans, our expectations with respect to the flat rolled products market and our view of our ability to generate free cash flow this fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments and our ability to purchase derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; the impact of timing differences between the pricing periods for the purchase and sale of aluminum; our ability to increase production capacity and our indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin	Megan Cochard
+1 404 760 4120	+1 404 760 4170
charles.belbin@novelis.com	megan.cochard@novelis.com

Novelis Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Quarter Ended		Year Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net sales	$2,960	$2,420	$10,577	$8,673

Cost of goods sold (exclusive of depreciation and amortization)	2,599	2,147	9,227	7,213
Selling, general and administrative expenses	103	94	375	337
Depreciation and amortization.	97	99	404	384
Research and development expenses	13	11	40	38
Interest expense and amortization of debt issuance costs	82	44	207	175
Interest income	(3)	(3)	(13)	(11)
(Gain) loss on change in fair value of derivative instruments, net	15	2	(43)	(194)
Loss on extinguishment of debt	10	—	84	—
Restructuring charges, net	(1)	7	34	14
Equity in net loss of non-consolidated affiliates	1	3	12	15
Other (income) expenses, net	2	(4)	7	(25)

	2,918	2,396	10,334	7,946

Income before income taxes	42	24	243	727
Income tax provision (benefit)	(21)	15	83	262

Net income	63	9	160	465
Net income attributable to noncontrolling interests	13	10	44	60

Net income (loss) attributable to our common shareholder	$50	$(1)	$116	$405

Novelis Inc.
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares)

	March 31,
	2011	2010

ASSETS
Current assets
Cash and cash equivalents	$311	$437
Accounts receivable (net of allowances of $7 and $4 as of March 31, 2011 and 2010, respectively)
— third parties	1,480	1,143
— related parties	28	24
Inventories, net	1,338	1,083
Prepaid expenses and other current assets	50	39
Fair value of derivative instruments	165	197
Deferred income tax assets	39	12

Total current assets	3,411	2,935
Property, plant and equipment, net	2,543	2,632
Goodwill	611	611
Intangible assets, net	707	749
Investment in and advances to non-consolidated affiliates	743	709
Fair value of derivative instruments, net of current portion	17	7
Deferred income tax assets	52	5
Other long-term assets
— third parties	193	93
— related parties	19	21

Total assets	$8,296	$7,762

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$21	$116
Short-term borrowings	17	75
Accounts payable
— third parties	1,378	1,076
— related parties	50	53
Fair value of derivative instruments	82	110
Accrued expenses and other current liabilities	568	436
Deferred income tax liabilities	43	34

Total current liabilities	2,159	1,900
Long-term debt, net of current portion	4,065	2,480
Deferred income tax liabilities	552	497
Accrued postretirement benefits	526	499
Other long-term liabilities	359	376

	7,661	5,752

Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2011 and 2010, respectively	—	—
Additional paid-in capital	1,830	3,530
Accumulated deficit	(1,442)	(1,558)
Accumulated other comprehensive income (loss)	57	(103)

Total equity of our common shareholder	445	1,869
Noncontrolling interests	190	141

Total equity	635	2,010

Total liabilities and equity	$8,296	$7,762

Novelis Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	March 31,
	2011	2010

OPERATING ACTIVITIES
Net income	$160	$465
Adjustments to determine net cash provided by (used in) operating activities:
Depreciation and amortization	404	384
Gain on change in fair value of derivative instruments, net	(43)	(194)
Loss on extinguishment of debt	84	—
Non-cash restructuring charges, net	5	2
Deferred income taxes	(45)	229
Write-off and amortization of fair value adjustments, net	4	(134)
Equity in net loss of non-consolidated affiliates	12	15
Foreign exchange remeasurement on debt	—	(20)
(Gain) loss on sale of assets	(4)	1
Gain on reversal of accrued legal claim	—	(3)
Other, net	2	10
Changes in assets and liabilities (net of effects from acquisitions and divestitures):
Accounts receivable	(295)	(46)
Inventories	(218)	(264)
Accounts payable	263	311
Other current assets	(8)	14
Other current liabilities	134	47
Other noncurrent assets	(6)	(15)
Other noncurrent liabilities	5	42

Net cash provided by operating activities	454	844

INVESTING ACTIVITIES
Capital expenditures	(234)	(101)
Proceeds from sales of assets
— third parties	21	5
— related parties	10	—
Changes to investment in and advances to non-consolidated affiliates	—	3
Proceeds from related party loans receivable, net	(1)	4
Net proceeds from settlement of derivative instruments	91	(395)

Net cash used in investing activities	(113)	(484)

FINANCING ACTIVITIES
Proceeds from issuance of debt
— third parties	3,985	177
— related parties	—	4
Principal repayments
— third parties	(2,489)	(67)
— related parties	—	(95)
Short-term borrowings, net	(56)	(193)
Return of capital to our common shareholder	(1,700)	—
Dividends, noncontrolling interest	(18)	(13)
Debt issuance costs	(193)	(1)

Net cash used in financing activities	(471)	(188)

Net increase (decrease) in cash and cash equivalents	(130)	172
Effect of exchange rate changes on cash balances held in foreign currencies	4	17
Cash and cash equivalents — beginning of period	437	248

Cash and cash equivalents — end of period	$311	$437

RECONCILIATION FROM NET INCOME (LOSS) ATTRIBUTABLE TO OUR COMMON SHAREHOLDER TO ADJUSTED EBITDA
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Quarter Ended		Year Ended
(in millions)	March 31,		March 31,
	2011	2010	2011	2010

Net income (loss) attributable to our common shareholder	$50	$(1)	$116	$405
Noncontrolling interests	(13)	(10)	(44)	(60)
Income tax (provision) benefit	21	(15)	(83)	(262)
Interest, net	(79)	(41)	(194)	(164)
Depreciation and amortization	(97)	(99)	(404)	(384)

EBITDA	218	164	841	1,275

Unrealized gain (loss) on derivatives	(27)	(37)	(64)	578
Realized gain on derivative instruments not included in segment income	1	—	5	—
Loss on early extinguishment of debt.	(10)	—	(84)	—
Proportional consolidation	(14)	(21)	(45)	(52)
Restructuring charges, net	1	(7)	(34)	(14)
Others costs, net	(13)	(3)	(9)	8

Adjusted EBITDA	$280	$232	$1,072	$755

The following table shows the free cash flow for the fiscal year ended March 31, 2011 and 2010, and the ending balances of cash and cash equivalents (in millions).

	Year Ended March 31,
	2011	2010

Net cash provided by operating activities	$454	$844
Net cash used in investing activities	(113)	(484)
Less: Proceeds from sales of assets	(31)	(5)

Free cash flow	$310	$355

Ending cash and cash equivalents	$311	$437